UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 23, 2008, Nanogen, Inc. (the “Company”) announced that effective May 27, 2008, the listing of the Company’s common stock will be transferred from the NASDAQ Global Market to the NASDAQ Capital Market. As previously announced on November 27, 2007, the Company received a letter from the NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The letter stated that the Company has until May 27, 2008 to regain compliance. If the Company does not regain compliance by May 27, 2008, the Company may transfer the listing of its common stock to the NASDAQ Capital Market if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. Upon such transfer, Company will be afforded an additional 180 calendar days from May 27, 2008 to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

Prior to May 27, 2008, the Company submitted a transfer application with NASDAQ to transfer listing of its common stock to the NASDAQ Capital Market. On May 22, 2008, NASDAQ approved the transfer application, and the Company expects to be afforded an additional compliance period of 180 calendar days, or until the end of November 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

The Company’s common stock will continue to trade under the symbol “NGEN.” The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

On May 23, 2008, the Company issued the press release attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. The following document is filed as an exhibit to this report:

99.1	Press Release of Nanogen, Inc., dated May 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: May 23, 2008	By:	/s/ Nicholas J. Venuto
	Name:	Nicholas J. Venuto
	Title:	Chief Financial Officer